Exhibit 99.1

Two Harbors Investment Corp. Appoints Brad Farrell as Chief Financial Officer

Jeffrey Stolt to Remain in Chief Financial Officer Role at Pine River

NEW YORK, September 26, 2011 – Two Harbors Investment Corp. (NYSE: TWO; NYSE Amex: TWO.WS) today announced the appointment of Mr. Brad Farrell as Chief Financial Officer and Treasurer, effective January 1, 2012. Two Harbors’ current CFO, Mr. Jeffrey Stolt, shall remain in his role until that date and thereafter continue to serve as Partner and Chief Financial Officer of Pine River Capital Management L.P., the parent of PRCM Advisers LLC, Two Harbors’ external manager.

“With our rapid growth and expansion over the past two years, we have reached an inflection point where we believe a fully dedicated chief financial officer best serves our shareholders,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “Jeff made invaluable contributions to Two Harbors during our formation years and we are grateful for his dedication and support. Jeff hired Brad Farrell in 2009 as Controller of Two Harbors, and together they have worked closely on Two Harbors’ capital market transactions, counterparty negotiations and building out Two Harbors’ finance and governance processes. Brad is a natural successor to Jeff. We congratulate him on his promotion, and at the same time we look forward to continuing to work closely with Jeff and his finance team at Pine River.”

Mr. Farrell is a financial executive with over 14 years of experience in corporate financial management, reporting and business analysis for public financial service companies. He is currently responsible for Two Harbors’ accounting, Sarbanes-Oxley and REIT compliance activities, along with preparing financial disclosures for its Securities Exchange Commission filings. Prior to joining Two Harbors, Mr. Farrell was Vice President and Executive Director of External Reporting at GMAC ResCap, a diversified real estate finance company, and prior to that, held positions of increasing responsibility at XL Capital, Ltd (NYSE: XL), a global insurance underwriter. He began his career in audit for KPMG and gained experience managing US GAAP implementation and Securities Exchange Act compliance engagements for foreign filers in the firm’s London practice. Mr. Farrell is a Certified Public Accountant (inactive) and holds a Bachelor of Business Administration degree from Drake University in Des Moines, Iowa.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507